SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of November 19, 2019

Series	Classes
JPMorgan Core Focus SMA Fund JPMorgan Equity Premium Income Fund JPMorgan Emerging Markets Research Enhanced Equity Fund	No Class Designation A, C, I, R5, R6 I, R6

JPMorgan High Yield Opportunities Fund[1]	A, C, I, R6

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM

JPMorgan International Equity Plus Fund	A, C, I

JPMorgan International Hedged Equity Fund	A, C, I, R5, R6

JPMorgan Macro Opportunities Fund	A, C, I

JPMorgan Municipal SMA Fund	No Class Designation

JPMorgan Securities Lending Money Market Fund	Agency SL Class

JPMorgan SmartSpending 2050 Fund	A, I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I

JPMorgan Value Plus Fund	A, C, I

[1]	To be liquidated on or about December 10, 2019.